EXHIBIT 99(1)

CTG RESOURCES, INC.
Quarterly Report on Form 10-Q
Exhibit Index

Quarter Ended March 31, 2000

Document Description &nb sp;
Item& nbsp;	; & nbsp; Description &nbs p; &n bsp;
99(1)	Exhibit Index	Ex-99.1
10(154)	Amended and Restated 364-Day Revolving Credit Note between The Energy Network, Inc. and Fleet National Bank	Ex-10.154
10(155)	Revolving Credit Agreement and Promissory Note between the Connecticut Natural Gas Corporation and Fleet National Bank	Ex-10.155
10(156)	Irrevocable Direct Pay Letter of Credit between The Energy Network, Inc. and Fleet National Bank	Ex-10.156
10(157)	Reimbursement Agreement between The Energy Network, Inc. and Fleet National Bank	Ex-10.157
10(158)	Loan Agreement between the Connecticut Development Authority and The Energy Network, Inc.	Ex-10.158
27	Financial Data Schedule	Ex-27